UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. __ )

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  iBio, Inc.

  (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 2, 2020

SUPPLEMENT TO NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

AND DEFINITIVE PROXY STATEMENT DATED JANUARY 23, 2020

This proxy statement supplement relates to the 2019 annual meeting (the “2019 Annual Meeting”) of stockholders of iBio, Inc. (the “Company,” “we,” or “us”) scheduled to be held on March 5, 2020 and supplements and amends the related Definitive Proxy Statement filed with the Securities and Exchange Commission on January 23, 2020 (the “Proxy Statement”).

Withdrawal of Proposal 5 to Approve an Amendment to the Company’s Certificate of Incorporation, as amended, to effect a Reverse Stock Split of the Company’s Common Stock

The Company announced on March 2, 2020, that its Board of Directors has decided it will not seek authority from the shareholders at the 2019 Annual Meeting to effect a reverse split of its issued and outstanding shares of common stock and, accordingly, Proposal 5 in the Proxy Statement for such authority has been withdrawn from the agenda for the Annual Meeting. Proposal No. 5, as set forth in the Proxy Statement, provided for an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio not less than one-for-five (1:5) and not greater than one-for-twenty-five (1:25), with the exact ratio to be publicly announced and set within that range at the discretion of the Company’s Board before filing of the amendment effecting the proposed reverse stock split without further approval or authorization of the Company’s stockholders.

In making its decision, the Board took the trading history and the results of meetings with representatives of various investment banks, investment funds, and other members of the investment community into account when it concluded that the market for the Company’s common stock (per-share market pricing and liquidity), investor interest, and our financing and capital-raising abilities were satisfactory at this time and might not be materially enhanced if our shareholders were to provide the reverse split authority initially sought by Proposal 5. The Board, however, reserved the right to request iBio’s shareholders to approve a reverse split proposal at any point in the future.

Supplemental Disclosure with respect to Proposal 6 to Approve an Amendment to our 2018 Omnibus Equity Incentive Plan

In addition, this filing supplements the disclosure included in the Proxy Statement relating to Proposal 6 – Approval of an Amendment to the Company’s 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) to increase the number of shares of our common stock authorized for issuance thereunder from 3.5 million shares to 6.5 million shares and to incorporate changes to include restricted stock units and performance-based awards as grant types issuable under the 2018 Plan. This supplement is intended to present in a format that is more convenient for our shareholders and supplement the disclosure in the Proxy Statement regarding the eligible participants in the Company’s 2018 Plan, the basis for participation in the 2018 Plan and the market value of the securities underlying the options and other rights that may be granted under the 2018 Plan as of the latest practicable date.

As of March 2, 2020, the there are six non-employee directors, three officers and approximately 53 employees and consultants of the Company or its subsidiaries who could be eligible to participate in the 2018 Plan. There are no prospective employees, consultants or non-employee directors eligible as of March 2, 2020 to participate in the 2018 Plan.

As described in the Proxy Statement, the 2018 Plan is administered by our board of directors. The board has the authority to grant awards under 2018 Plan to eligible participants who are providing, or who have provided, services to, the Company or any affiliate of the Company, and to prospective employees consultants and non-employee directors, but only if the awards will vest or settle after such prospective participant has begun performing services to the Company or an affiliate. The basis for participation for eligible service providers in the 2018 Plan is the board’s discretion. In exercising its discretion, the board will consider the purposes of the 2018 Plan, which are described in the Proxy Statement under “Summary of 2018 Plan Features – Purpose”.

The securities underlying options and other rights that may be granted under the 2018 Plan are shares of the Company’s common stock, par value $.001 per share. The market value of a share of the Company’s common stock as of the latest practicable date prior to the filing of the Proxy Statement is disclosed on page 30 of the Proxy Statement. The closing sale price of the Company’s common stock on February 28, 2020 was $2.45 per share.

No additional changes have been made to the Proxy Statement or the record date, the location of the meeting or the proposals to be brought before the 2019 Annual Meeting, which are presented in the Proxy Statement.